Exhibit 99.1

Global Partners Reports First-Quarter 2012 Financial Results

Partnership Provides Full-Year EBITDA Guidance

WALTHAM, Mass.--(BUSINESS WIRE)--May 8, 2012--Global Partners LP (NYSE: GLP) today reported financial results for the quarter ended March 31, 2012.

The net loss for the first quarter of 2012 was $1.4 million, or $0.06 per limited partner unit, compared with net income of $8.3 million, or $0.39 per diluted limited partner unit, for the first quarter of 2011. First-quarter 2012 results included $4.0 million in one-time closing costs associated with the completion of the Partnership’s acquisition of Alliance Energy LLC on March 1, 2012.

“Consistent with the expectations we provided on our fourth-quarter conference call in March, first-quarter results were weak due to a combination of unseasonably warm weather and rapidly rising gasoline prices,” said Eric Slifka, the Partnership’s president and chief executive officer. “The January-to-March period was the warmest quarter ever recorded in the Northeast, adversely affecting our volume of distillates, residual oil and natural gas. The mild winter temperatures were compounded by a steep increase in the price of gas, which negatively impacted our station-related margins. Separate and distinct from one-time closing costs, we estimate that the combination of these factors reduced earnings and distributable cash flow by about $10 million.”

“Despite a slow start to the year, we are encouraged about our prospects for the balance of 2012 and beyond,” Slifka said. “In addition to strategic acquisitions that significantly broaden our gasoline operations, we are complementing our business with a portfolio of organic growth projects.”

“One of our key initiatives is the transportation and marketing of mid-continent crude by rail through our Albany, NY terminal from North American producing regions such as the Bakken to refiners along the U.S. East Coast,” Slifka said. “A rail expansion currently underway at our Albany terminal will increase our capacity to more than 150,000 barrels per day. In addition, we are developing a new rail-fed propane facility in Albany and pursuing other projects designed to leverage our expertise in purchasing, logistics, transportation, storage and marketing of petroleum products and other commodities.”

Based on its current business outlook and assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets and the forward product pricing curve, the Partnership expects to generate EBITDA in the range of $110 million to $130 million for full-year 2012.

First-Quarter 2012 Financial Summary

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2012 was $18.5 million, compared with $24.8 million for the same period of 2011.

Distributable cash flow (DCF) for the first quarter of 2012 was $7.1 million, compared with $15.7 million for the first quarter of 2011.

EBITDA and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2012 and 2011.

Changes to Segment Reporting

Beginning with the first quarter of 2012, the Partnership has modified its segment reporting to better reflect its business following the Alliance acquisition. These changes, which will be reflected in the Partnership’s Quarterly Report on Form 10-Q for the three months ended March 31, 2012, include the addition of a third reporting segment, “Gasoline Distribution and Station Operations,” which encompasses the operations of the Partnership’s Alliance and Mobil gas stations.

Sales for the first quarter of 2012 increased to $4.0 billion from $3.6 billion for the same period in 2011, due to a combination of higher refined petroleum product prices and volume increases. Wholesale segment sales increased 6.7% to $3.3 billion from $3.1 billion from the first quarter of 2011. Sales from Gasoline Distribution and Station Operations increased 68.4% to $486.1 million compared with $288.7 million for the same period in 2011, reflecting the Alliance acquisition as well as increases in branded gasoline distribution activity. Commercial segment sales grew 11.4% to $209.1 million from $187.7 million in the first quarter of 2011.

Wholesale segment volume was 1.1 billion gallons for each of the first quarters of 2012 and 2011. Gasoline volume in the Gasoline Distribution and Station Operations segment was up 52% to 141.2 million gallons in the first quarter of 2012 from 92.9 million gallons in the comparable period of 2011, reflecting the Alliance acquisition as well as increases in branded gasoline distribution activity. Commercial segment volume was 89.1 million, compared with 92.6 million gallons in the first quarter of 2011.

Combined gross profit was $55.3 million in the first quarter of 2012, compared with $56.3 million in the first quarter of 2011. Total wholesale net product margin was $33.2 million in the first quarter of 2012, compared with $38.5 million for the same period in 2011. In the Gasoline Distribution and Station Operations, net product margin increased 36% to $23.2 million from $17.1 million in the comparable period of 2011. Commercial segment net product margin was $6.2 million in the first quarter of 2012 compared with $6.7 million in the same period of 2011.

Recent Developments

  The Board of Directors of the Partnership’s general partner, Global GP LLC, declared a quarterly cash distribution of $0.50 per unit ($2.00 per unit on an annualized basis) on all of its outstanding common units for the period from January 1 through March 31, 2012. The distribution will be paid on May 15, 2012 to unitholders of record as of the close of business May 4, 2012.
  Getty Realty recently announced that it had entered into an interim fuel supply and services agreement with Global Partners LP to provide gasoline supply and certain oversight services with respect to approximately 254 locations located in the New York City metropolitan area and New Jersey.

Financial Results Conference Call

Management will review Global Partners’ first-quarter 2012 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global Partners' website, www.globalp.com.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership's:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels and crude oil, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners' limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership's net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast. The Partnership is one of the largest wholesale distributors of gasoline (including blendstocks such as ethanol and naphtha), distillates (such as home heating oil, diesel and kerosene), residual oil and renewable fuels to wholesalers, retailers and commercial customers in the New England states and New York. In addition, the Partnership has a portfolio of approximately 800 gas stations in nine Northeastern states and is a distributor of natural gas and crude oil. A FORTUNE 500(R) company, Global Partners trades on the New York Stock Exchange under the ticker symbol "GLP." For additional information, please visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “continue,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Forward-looking statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are reasonable as of and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners’ future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets or the forward product pricing curve. Therefore, Global Partners can give no assurance that our future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended March 31,
	2012		2011

Sales	$3,975,481		$3,551,072
Cost of sales	3,920,162		3,494,822
Gross profit	55,319		56,250

Costs and operating expenses:
Selling, general and administrative expenses	22,467		21,110
Operating expenses	23,358		17,804
Amortization expenses	1,574		1,163
Total costs and operating expenses	47,399		40,077

Operating income	7,920		16,173

Interest expense	(9,320)		(7,880)

(Loss) income before income tax expense	(1,400)		8,293

Income tax expense	-		-

Net (loss) income	(1,400)		8,293

Less: General partner's interest in net (loss) income, including incentive distribution rights	(108)	(1)	(200)	(2)

Limited partners' interest in net (loss) income	$(1,508)		$8,093

Basic net (loss) income per limited partner unit (3)	$(0.06)		$0.40

Diluted net (loss) income per limited partner unit (3)	$(0.06)		$0.39

Basic weighted average limited partner units outstanding	23,555		20,424

Diluted weighted average limited partner units outstanding	23,727		20,643
(1) On March 1, 2012, the general partner interest was reduced to 0.83% as a result of the March 1, 2012 issuance of 5,850,000 common units in connection with the acquisition of Alliance Energy LLC. This calculation includes the effect of this common unit issuance and is based on a weighted average of 0.97% for the three months ended March 31, 2012.

(2) On February 8, 2011, the general partner interest was reduced to 1.06% as a result of the Partnership's public offerings in November 2010 and February 2011. This calculation includes the effect of these public offerings and is based on a weighted average of 1.11% for the three months ended March 31, 2011.

(3) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$7,462	$4,328
Accounts receivable, net	542,518	621,670
Accounts receivable - affiliates	807	1,776
Inventories	671,860	664,144
Brokerage margin deposits	36,975	43,935
Fair value of forward fixed price contracts	26,892	15,450
Prepaid expenses and other current assets	67,676	61,561
Total current assets	1,354,190	1,412,864

Property and equipment, net	728,785	408,850
Intangible assets, net	65,136	36,710
Other assets	13,632	10,427

Total assets	$2,161,743	$1,868,851

Liabilities and partners' equity
Current liabilities:
Accounts payable	$463,638	$575,776
Working capital revolving credit facility - current portion	112,825	62,805
Environmental liabilities - current portion	4,431	2,936
Trustee taxes payable	93,607	76,523
Accrued expenses and other current liabilities	36,789	41,307
Obligations on forward fixed price contracts and other derivatives	13,184	11,707
Total current liabilities	724,474	771,054

Working capital revolving credit facility - less current portion	529,775	526,095
Revolving credit facility	397,000	205,000
Environmental liabilities - less current portion	47,557	27,303
Other long-term liabilities	28,692	24,110
Total liabilities	1,727,498	1,553,562

Partners' equity	434,245	315,289

Total liabilities and partners' equity	$2,161,743	$1,868,851

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Reconciliation of net (loss) income to EBITDA
Net (loss) income	$(1,400)	$8,293
Depreciation and amortization and amortization of deferred financing fees	10,530	8,602
Interest expense	9,320	7,880
Income tax expense	-	-
EBITDA	$18,450	$24,775

Reconciliation of net cash used in operating activities to EBITDA
Net cash used in operating activities	$(41,763)	$(59,966)
Net changes in operating assets and liabilities and certain non-cash items	50,893	76,861
Interest expense	9,320	7,880
Income tax expense	-	-
EBITDA	$18,450	$24,775

Reconciliation of net (loss) income to distributable cash flow
Net (loss) income	$(1,400)	$8,293
Depreciation and amortization and amortization of deferred financing fees	10,530	8,602
Amortization of routine bank refinancings	(959)	(783)
Maintenance capital expenditures	(1,103)	(369)
Distributable cash flow	$7,068	$15,743

Reconciliation of net cash used in operating activities to distributable cash flow
Net cash used in operating activities	$(41,763)	$(59,966)
Net changes in operating assets and liabilities and certain non-cash items	50,893	76,861
Amortization of routine bank refinancings	(959)	(783)
Maintenance capital expenditures	(1,103)	(369)
Distributable cash flow	$7,068	$15,743

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary